Exhibit A

Mr. Klein also directly owns employee stock options to purchase shares of
Class A Common Stock as follows:

Option to purchase 3,000 shares with (i) exercise price of $132.19 per share,
(ii) vesting in five equal annual installments beginning on 09/30/2000 and
(iii) expiration on 08/10/2009

Option to purchase 5,000 shares with (i) exercise price of $242.50 per share,
(ii) vesting as follows: 999 on 06/30/2001, 1,000 on 6/30/2002, 1,000 on
6/30/2003, 1,000 on 06/30/2004 and 1,001 on 06/30/2005 and (iii) expiration on
09/27/2010

Option to purchase 2,500 shares with (i) exercise price of $215.00 per share,
(ii) vesting in five equal installments with the first installment vesting on
04/01/2001 and the remaining four installments vesting annually beginning on
10/01/2001 and (iii) expiration on 10/17/2010

Option to purchase 40,522 shares with (i) exercise price of $4.70 per share,
(ii) vesting as follows: 5,522 on 07/26/2004, 17,500 on 07/26/2005 and 17,500
on 07/26/2006 and (iii) expiration on 07/26/2012